EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE  IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXECUTION VERSION

LICENSE AGREEMENT

between

SANOFI

and

ACER

Dated as of December 21, 2018

EXECUTION VERSION

TABLE OF CONTENTS

Article 1 DEFINITIONS	2
Article 2 GRANT OF RIGHTS	12
Article 3 DEVELOPMENT AND REGULATORY	14
Article 4 COMMERCIALIZATION	15
Article 5 MANUFACTURE AND SUPPLY	19
Article 6 PAYMENTS	20
Article 7 INTELLECTUAL PROPERTY	25
Article 8 PHARMACOVIGILANCE AND SAFETY	26
Article 9 CONFIDENTIALITY AND NON-DISCLOSURE	26
Article 10 REPRESENTATIONS AND WARRANTIES	29
Article 11 INDEMNITY	30
Article 12 TERM AND TERMINATION	33
Article 13 MISCELLANEOUS	37

Schedules

Schedule 1.49	Licensed Know-How
Schedule 1.90	Sanofi Corporate Names
Schedule 3.1.2	Development Plan

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of December 21, 2018 (the “Effective Date”) by and between Sanofi, a French corporation (“Sanofi”) and Acer Therapeutics Inc., a Delaware corporation (“Acer”). Sanofi and Acer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sanofi controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Acer, and Acer wishes to take, a license under such intellectual property rights to Develop (as defined herein) and Commercialize (as defined herein) Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1“Acceptance” means with regard to any Drug Approval Application (a) the date upon which Acer, its Affiliate or Sublicensee, as the case may be, receives written notice of acceptance of such Drug Approval Application for substantive review from the Regulatory Authority having jurisdiction for such Drug Approval Application, provided that such Regulatory Authority issues such notice as part of its standard practice, or (b) for those Regulatory Authorities that do not issue notice of acceptance referred to in part (a), the date on which Acer, its Affiliate or Sublicensee, as the case may be, files or submits the Drug Approval Application.

1.2“Acer Indemnitees” has the meaning set forth in Section 11.2.

1.3“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4“Agreement” has the meaning set forth in the preamble hereto.

1.5“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines (including without limitation Good Clinical Practices, Good Laboratory Practices and Goods Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that are in effect from time to time.

1.6“Accountant” has the meaning set forth in Section 6.8.

1.7“Breaching Party” has the meaning set forth in Section 12.2.

1.8“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Paris, France are not closed.

1.9“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.10“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.11“Change of Control” means , with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner or beneficial owner of more than fifty percent (50%) of the combined voting power of such Party’s outstanding securities other than through issuances by such Party of securities of such Party in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale, lease or other transfer to a Third Party of all or substantially all of such Party’s assets or business to which this Agreement relates.

1.12“Clinical Data” means all data, reports and results with respect to the Licensed Compound and the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.13“Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.14“Combination Product” means a Licensed Product that consists of or contains a Licensed Compound as an active ingredient together with one or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.15“Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion and sale of such Licensed Product in the Field in the Territory after Regulatory Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Studies that are not required to obtain or maintain Regulatory Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meanings.

1.16“Commercially Reasonable Efforts” means the level of efforts and resources comparable to the efforts and resources commonly used in the research-based biopharmaceutical industry by companies with resources and expertise similar to those of Acer for internally-developed compounds or products of similar market potential at a similar stage in development or product life. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) and Indication-by-Indication basis, without regard to the particular circumstances of Acer, including any other product opportunities of Acer and without regard to any payments owed by Acer to Sanofi under this Agreement.

1.17“Complaining Party” has the meaning set forth in Section 12.2.

1.18“Confidential Information” has the meaning set forth in Section 9.1.

1.19“Control” means, with respect to any Information and Inventions or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to assign or grant a license, sublicense or other right to or under such Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.20“Data Package” means the following information for any Licensed Product: (a) all summaries, analysis and raw scientific data generated or compiled by  or on behalf Acer with respect to such Licensed Product, including Clinical Data; (b) a schedule identifying all Patents owned or otherwise controlled by Acer, its Sublicensees or any of its or their respective Affiliates that claim or cover such Licensed Product, including Patents that claim or cover the composition of matter of or any method of using such Licensed Product; (c) any and all reports regarding the intellectual property status of such Licensed Product; provided that Acer shall be not required to provide privileged information with respect to such intellectual property status, unless and until procedures reasonably acceptable to Acer are in place to protect such privilege; (d) any protocols or proposed designs for anticipated Clinical Studies with respect to such Licensed Product; (e) a good faith estimate, broken down on a Calendar Year basis, of the costs to Develop and Commercialize such Licensed Product in the Field in the Territory; (f) any plans or data regarding marketing opportunity or Commercialization for such Licensed Product in the Field in the applicable portion of the Territory; (g) copies of all Licensed Product Agreements; and (h) any other information that would be reasonably necessary or useful for Sanofi to make an informed decision in accordance with (i) Section 4.8 (ROFN) or (ii) Section 4.9 (NA Opt-In), as applicable, with respect to such Licensed Product.

1.21“Development” means, with respect to a Licensed Product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Clinical Studies, including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

1.22“Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.

1.23“Disclosing Party” has the meaning set forth in Section 9.1.

1.24“Dispute” has the meaning set forth in Section 13.6.

1.25“Dollars” or “$” means United States Dollars.

1.26“Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding application in any country (or region) other than the United States in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.27“Effective Date” has the meaning set forth in the preamble hereto.

1.28“EMA” means the European Medicines Agency and any successor agency thereto.

1.29“Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein and Switzerland.

1.30“European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland.

1.31“Executive Officers” mean those senior officers of each of Acer and Sanofi as appointed by each such Party.

1.32“Exploit” means, with respect to any License Product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise dispose of such Licensed Product and “Exploitation” means the act of Exploiting a Licensed Product.

1.33“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.34“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.35“Field” means all therapeutic, prophylactic and diagnostic uses in humans.

1.36“First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.37“Force Majeure Event” has the meaning set forth in Section 13.1.

1.38“GAAP” generally accepted accounting principles, consistently applied.

1.39“Generic Product” means any pharmaceutical product that is (a) sold in a country under an approval granted by a Regulatory Authority to a Third Party who is not a Sublicensee, (b) contains a Licensed Compound, and (c) can be sold or is used for the same indication or indications as any Licensed Product actually sold in such country by Acer or its Affiliate or Sublicensee.

1.40“IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding application in any country other than the United States in the Territory.

1.41“Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.42“Indemnified Party” has the meaning set forth in Section 11.3.

1.43“Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1or Section 11.2.

1.44“Indication” means any distinct human disease category, for example, precocious puberty, vasomotor symptoms associated with menopause and/or androgen/estrogen deprivation therapy (surgical or chemical), perimenopause, post-traumatic stress syndrome, premenstrual dysmorphic disorder, polycystic ovarian syndrome, uterine fibroids, and/or pre-eclampsia, which are each a distinct indication.

1.45“Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.

1.46“Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.47“LIBOR” means the London Interbank Offered Rate for deposits in Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.48“Licensed Compound” means Osanetant ([***]), including any metabolites, polymorphs, salts, esters, free acid forms, free base forms, pro drug forms, racemates and all optically active forms thereof.

1.49“Licensed Know-How” means the Information and Inventions contained in the documents set forth on Schedule 1.49 (Licensed Know-How).

1.50“Licensed Product” means any pharmaceutical product containing a Licensed Compound, alone or in combination with one or more other active ingredients.

1.51“Licensed Product Agreement” means, with respect to a Licensed Product, any agreement entered into by and between Acer or any of its Sublicensees or its or their respective Affiliates, on the one hand, and one or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Acer, its Sublicensees or its or their respective Affiliates receives any license or other rights to Exploit such Licensed Product, (b) supply agreements pursuant to which Acer, its Sublicensees or its or their respective Affiliates obtain or will obtain quantities of such Licensed Product, (c) clinical trial agreements, (d) contract research organization agreements and (e) service agreements.

1.52“Licensee” has the meaning set forth in the preamble hereto.

1.53“Losses” has the meaning set forth in Section 11.1.

1.54“MAA” has the meaning set forth in Section 1.25.

1.55“Major Markets” means each of the United States of America, Canada, the European Union and Japan.

1.56“Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, process development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof.

1.57“Markings” has the meaning set forth in Section 4.7.

1.58“Milestone Event” means each of the events identified as a milestone event in Section 6.2.1 (Development Milestones), 6.2.2 (Regulatory Milestones) and 6.2.3 (Sales Milestones).

1.59“Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.59.1“More Favorable” means (i) with respect to Section 4.8, that the terms and conditions of any offer by a Third Party for a Licensed Compound Sublicense shall have an economic value (on a net present value basis, as determined according to the rules and principles set forth in Schedule 4.8.3) equal to or above 110% of the economic value of the last offer made in writing by Sanofi to Licensee during the Negotiation Period; and (ii) with respect to Section 4.9, that the terms and conditions of any offer by a Third Party for a North America Sublicense shall have an economic value (on a net present value basis, as determined according to the rules and principles set forth in Schedule 4.9.3) equal to or above 110% of the economic value of the last offer made in writing by Sanofi to Licensee during the Negotiation Period.

1.60“NA Opt-In” has the meaning set forth in Section 4.9.1.

1.61“NA Opt-In Notice” has the meaning set forth in Section 4.9.1.

1.62“NA Opt-In Period” has the meaning set forth in Section 4.9.2.

1.63“NA Opt-In Agreement” has the meaning set forth in Section 4.9.2.

1.64“NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.65“Negotiation Period” means, with respect to a Licensed Compound, either (i) ninety (90) days from the date on which Sanofi receives a ROFN Data Package from Licensee for such Licensed Compound in accordance with Section 4.8, or (ii) ninety (90) days from the date on which Sanofi receives a NA Opt-In Package from Licensee for such Licensed Compound in accordance with Section 4.9, as applicable.

1.66“Net Sales” means, for any period, the gross amount invoiced by Acer, its Sublicensees or any of its or their respective Affiliates for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; and (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority, in each case ((a) to (d)) in accordance with GAAP. Any of the deductions listed above that involves a payment by Acer, its Sublicensees or any of its or their respective Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains a Licensed Compound as its sole active ingredient, if sold separately in such country, and B is the average invoice price in such country of each product that contains an active ingredient other than the Licensed Compound contained in such Combination Product as its sole active ingredient, if sold separately in such country. If either such Licensed Product that contains the Licensed Compound as its sole active ingredients or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Licensed Compound, on the one hand, and all of the other active ingredients, collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within 60 days after a request by a Party that they negotiate such an adjustment, then either Party shall have the right to submit such matter for resolution pursuant to Section 13.7.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Acer’s, its Sublicensees’ or its or their respective Affiliates’ existing allocation method; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Acer’s or any of its Sublicensees’ or its or their respective Affiliates’ transfer of any Licensed Product to an Affiliate or Sublicense shall not result in any Net Sales, unless such

Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.

1.67“North America” means the United States and Canada.

1.68“North America Sublicense” has the meaning set forth in Section 4.9.3

1.69“Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.70“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.71“Payments” has the meaning set forth in Section 6.4(ii).

1.72“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.73“Phase II Clinical Study” means a Clinical Study of a Licensed Product that meets the definition of a Phase 2 study in (i) Clinical Trial Regulation EU No 536/2014 for the EU, or (ii) 21 C.F.R. §312.21(b) in the United States, or any successor regulation of the foregoing, or the equivalent regulation in any other country.

1.74“Phase III Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase 3 study in (i) Clinical Trial Regulation EU No 536/2014 for the EU, or (ii) 21 C.F.R. §312.21(c) in the United States, or any successor regulation of the foregoing, or the equivalent regulation in any other country.

1.75“Positive Results” means in relation to any Phase II Clinical Study that the results of such Phase II Clinical Study either (i) met their pre-determined end points, or (ii) were sufficient to enable such Licensed Product to advance into Phase III Clinical Study.

1.76“Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon an container, wrapper or any package insert utilized with or for such Licensed Product in such country.

1.77“Product Trademarks” means the Trademark(s) to be used by Acer, its Sublicensees or its or their respective Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates, including the Sanofi Corporate Names).

1.78“Receiving Party” has the meaning set forth in Section 9.1.

1.79“Regulatory Approval” means, with respect to a Licensed Product in a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.80“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.81“Regulatory Exclusivity” means any period of data, market or other regulatory exclusivity granted or otherwise authorized in respect of a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.82“ROFN” has the meaning set forth in Section 4.8.

1.83“ROFN End Date” means, with respect to each ROFN, the earlier of (a) if Sanofi does not deliver a ROFN Notice during the applicable ROFN Period, the expiration of the applicable ROFN Period and (b) if Sanofi delivers a ROFN Notice during the applicable ROFN Period, the expiration of the applicable Negotiation Period or such earlier date, if any, on which Sanofi notifies Licensee in writing that it is ceasing negotiations with respect to the applicable ROFN.

1.84“ROFN License Agreement” has the meaning set forth in Section 4.8.2.

1.85“ROFN Notice” has the meaning set forth in Section 4.8.1.

1.86“ROFN Period” has the meaning set forth in Section 4.8.2.

1.87“ROFN Territory” has the meaning set forth in Section 4.8.1.

1.88“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, on an Indication-by-Indication basis, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the later to occur of (a) the expiration of Regulatory Exclusivity in such country for such Licensed Product; or (b) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

1.89“Sanofi” has the meaning set forth in the preamble hereto.

1.90“Sanofi Corporate Names” means, the Trademarks and logos identified on Schedule 1. 90 (Sanofi Corporate Names) and such other names and logos as Sanofi may designate in writing from time to time.

1.91“Sanofi Indemnitees” has the meaning set forth in Section 11.1.

1.92“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Acer under the grant in Section 2.1 as provided in Section 2.3.

1.93“Term” has the meaning set forth in Section 12.1.1.

1.94“Termination Notice Period” has the meaning set forth in Section 12.2.

1.95“Territory” means the entire world.

1.96“Third Party” means any Person other than Sanofi, Acer and their respective Affiliates.

1.97“Third Party Claims” has the meaning set forth in Section 11.1.

1.98“Third Party Discussions” means, with respect to a Licensed Compound, any bona fide discussions between Acer and a Third Party regarding a potential agreement under which such Third Party would be granted exclusive rights to Develop and/or Commercialize a Licensed Compound or a Licensed Product containing such Licensed Compound in a Major Market.

1.99“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

Article 2
GRANT OF RIGHTS

2.1Grants to Acer. Subject to Section 2.2, and compliance with all other terms and conditions of this Agreement, Sanofi hereby grants to Acer:

2.1.1an exclusive (including with regard to Sanofi and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed

Know-How to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; and

2.1.2subject to Section 2.3, and Section 7.1.2, a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, to use the Sanofi Corporate Names solely as necessary for Acer to perform its obligations under Section 4.7 and for no other purpose.

2.2Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, non-exclusive rights in and to the Licensed Know-How to conduct non-clinical research, with respect to the Licensed Compounds in the Field in the Territory.

2.3Sublicenses. Acer may, with the prior consent of Sanofi (such consent not to be unreasonably withheld), grant sub-licenses under those rights and licenses granted to Acer under Section 2.1 (i.e. to Develop the Licensed Compounds and the Licensed Products in the Field in the Territory); provided that in connection with any such sublicense Acer (a) shall be jointly and severally liable for the performance or non-performance of any such Sublicensee, (b) require each Sublicensee to agree in writing to be bound by the applicable terms and conditions of this Agreement, including Section 4.8, Section 12.5, ARTICLE 7 and ARTICLE 9, (c) provide to Sanofi a written notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee (which written notice shall include a copy of any such proposed sublicense agreement) to facilitate obtaining Sanofi’s prior approval, and (d) a copy of each executed Sublicense within ten (10) business days of execution of any such Sublicense.

2.4Use of the Sanofi Corporate Names. With respect to any Sanofi Corporate Names licensed to Acer under Section 2.1.2, Acer agrees to conform to the guidelines of Sanofi in effect from time to time (as notified to Acer) with respect to manner of use and to maintain the quality standards of Sanofi for goods sold and services provided in connection with the Sanofi Corporate Names. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, use diligent efforts not to do any act that endangers, destroys or similarly affects the value of the goodwill pertaining to the Sanofi Corporate Names. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, execute any documents required in the reasonable opinion of Sanofi to be entered as a “registered user” or recorded Acer of the Sanofi Corporate Names or to be removed as registered user or Acer thereof.

2.5No Implied Rights. Acer, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Licensed Know-How or the Sanofi Corporate Names, except as expressly provided in Section 2.1.

2.6Disclosure. Sanofi shall use commercially reasonable efforts to disclose and make available to Acer the Regulatory Documentation and the Licensed Know-How within 90 days after the Effective Date. Acer shall reimburse Sanofi for its reasonable costs and expenses (both internal and out-of-pocket) incurred as a result of performing such disclosures. During that same period of ninety (90) days after the Effective Date, Acer shall have access, as reasonably requested by Acer, free of charge, to Sanofi scientific personnel at reasonable times during normal business hours and upon reasonable prior notice for reasonable assistance with respect to the use of the Licensed Know-How by Acer; provided that the fulfillment of such requests under this Section 2.6 shall be at Sanofi’s full discretion if they require more than eight (8) hours of effort per month. After the ninety (90) day period, any future requests by Acer for additional assistance relating to the Licensed Know-How shall be addressed by Sanofi in its sole discretion.

Article 3
DEVELOPMENT AND REGULATORY

3.1Development.

3.1.1In General. Acer shall have the right and obligation to Develop the Licensed Products in the Field in the Territory at its own cost and expense in accordance with the Development Plan.

3.1.2Development Plan. Schedule 3.1.2 sets forth an initial development plan for the Licensed Compounds and Licensed Products in the Field in the Territory (such plan, as amended from time to time in accordance with this Agreement, the “Development Plan”). From time to time, Acer may amend the Development Plan on written notice to Sanofi and Acer shall consider in good faith incorporating any reasonable comments of Sanofi to such amendment (however Sanofi shall have no obligation to comment on the Development Plan). The Development Plan shall reflect the Development activities that Acer believes, in good faith, to be required in order for it to satisfy its obligations under Section 3.1.3. The Development Plan shall set forth the Development objectives, the planned Clinical Studies and other planned Development activities (including regulatory filings and communications) and the contemplated timelines for the foregoing. The Development Plan shall be the Confidential Information of Acer.

3.1.3Diligence. Acer shall use Commercially Reasonable Efforts to Develop and obtain and maintain Regulatory Approvals for the Licensed Products for use in the Field in each of the Major Markets.

3.2Regulatory Matters.

3.2.1Regulatory Responsibilities.

(i)Acer shall have the right and responsibility for preparing, obtaining and maintaining Drug Approval Applications and any other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for the Licensed Products in the Territory. All Regulatory Approvals relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Acer or its designated Affiliate.

(ii)Sanofi shall have a right to receive from Acer all major regulatory filings and documents (including INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests, and core data sheets) in the Major Markets and Sanofi may, but shall not have the obligation, to provide Acer with its comments with respect thereto. Acer shall consider in good faith any such comments of Sanofi. Acer shall provide such filings and documents on written request from Sanofi.

3.3Reports. At least once per Calendar Year until Regulatory Approval is obtained in each of the Major Markets for each Licensed Product, Acer shall provide Sanofi with a detailed report describing (a) the Development activities it has performed, or caused to be performed, since the preceding report (including any filings, submissions, communications or meetings with any Regulatory Authorities), (b) its Development activities in process, and (c) the future activities it expects to initiate during the then-current Calendar Quarter (including any filings, submissions, communications or meetings with any Regulatory Authorities).

3.4Records. Acer shall maintain, or cause to be maintained, all Regulatory Documentation and final supporting records and documentation therefor (but not draft records or documentation therefor except as otherwise required by Applicable Law), in sufficient detail and in compliance with Applicable Law. Such records and documentation shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the applicable Development activities in a manner appropriate for any regulatory purpose. Such records and documentation shall be retained for at least three years or such longer period as may be required by Applicable Law. Sanofi shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.

3.5Subcontracting. Acer may subcontract the exercise of its rights and the performance of its obligations under this ARTICLE 3; provided that (a) Acer shall oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion and shall remain responsible for the performance of such activities in accordance with this Agreement and the Development Plan and (b) any agreement pursuant to which Acer engages a subcontractor must (i) be consistent with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with confidentiality provisions that are at least as restrictive as those set forth in ARTICLE 9; (B) provide Sanofi with substantially the same rights with respect to any Information and Inventions, Patents and other intellectual property arising from the performance of the subcontracted obligation as Sanofi would have under this Agreement if such Information and Inventions, Patents or other intellectual property had arisen from the performance of such obligation by Acer; and (C) permit Sanofi rights of inspection, access and audit substantially similar to those provided to Sanofi under this Agreement.

3.6Compliance. Acer shall perform or cause to be performed any and all of its Development activities under this Agreement in a good scientific manner and in compliance with all Applicable Law.

Article 4
COMMERCIALIZATION

4.1In General. Subject to Section 4.8, Acer shall have the right and obligation to Commercialize the Licensed Products in the Field in the Territory at its own cost and expense in accordance with the Commercialization Plan.

4.2Commercialization Plan. Following the commencement of Commercialization activities under this Agreement by Licensee, its Affiliates or Sublicensees, within forty-five (45) days after the end of each Calendar Year during the Term, Licensee shall provide to Sanofi an annual summary update with respect to Licensee’s Commercialization activities with respect to the Licensed Compounds and Licensed Products for such preceding Calendar Year, and such update is the Confidential Information of Licensee.

4.3Diligence. Acer shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in the Field to optimize Net Sales in accordance with Applicable Law in each of the Major Markets.

4.4Compliance with Applicable Law. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.

4.5Sales and Distribution. Acer shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and shall perform all related services, in each case, in a manner consistent with the terms and conditions of this Agreement and Applicable Law. Acer shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Territory.

4.6Product Trademarks. Subject to Section 2.3, Acer shall have the right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory.

4.7Markings. To the extent required by Applicable Law in a country in the Territory, the promotional materials, packaging and Product Labeling for the Licensed Product used by Acer, its Sublicensees or its or their respective Affiliates in connection with the Licensed Product in such country shall contain (a) the Sanofi Corporate Name and (b) the logo and corporate name of the manufacturer (collectively, the “Markings”). The manner in which the Markings are to be presented on promotional materials, packaging and Product Labeling for the Licensed Product shall be subject to (y) prior review and approval by Sanofi, but only if Sanofi’s Corporate Name is required by Applicable Law to be included, such approval not to be unreasonably withheld, and (z) Section 2.3 and Section 7.1.2.

4.8Sanofi Right of First Negotiation – outside of North America.

4.8.1Subject to and in accordance with the terms of this Section 4.8, Sanofi shall have the right of first negotiation to obtain from Acer exclusive rights for Sanofi or its Affiliates to Exploit on an Indication-by-Indication basis the Licensed Compounds (including Licensed Products containing such Licensed Compounds) in the Field anywhere in the Territory outside of North America (the “ROFN Territory”) (with respect to each Licensed Compound for each Indication, such right is the “ROFN” for such Licensed Compound and such Indication). With respect to each Licensed Compound, Acer shall notify Sanofi, on an Indication-by- Indication basis, in writing (a) within sixty (60) calendar days of the receipt of the clinical study report from the first Phase II Clinical Study of a Licensed Compound or Licensed Product in any Indication and (b) prior to entering into the first Third Party Discussions for such Licensed Compound or Licensed Product (such notice with respect to a Licensed Compound, the “ROFN

Notice” for such Licensed Compound. Following receipt of a ROFN Notice, Sanofi will have sixty (60) calendar days to confirm in writing to Acer that it wishes to receive a Data Package with respect to the Licensed Compound that is the subject of the ROFN Notice. No more than thirty (30) calendar days from receipt of such request, Acer shall provide Sanofi a Data Package with respect to such Licensed Compound subject to the ROFN Notice.

4.8.2At any time following receipt of the relevant ROFN Notice and on or prior to the ninetieth (90th) day following Sanofi’s receipt of a Data Package for a Licensed Compound, or such later date as may be mutually agreed by the Parties (such period with respect to a Licensed Compound, the “ROFN Period” for such Licensed Compound), the Parties will use good faith efforts to negotiate and execute a definitive agreement under which Licensee would grant Sanofi an exclusive (including with regard to Licensee), sub-licensable, royalty- bearing worldwide license and sublicense in the Territory outside of the United States and Canada under the Licensed Technology related to such Licensed Compound or Licensed Products containing such Licensed Compound to Exploit such Licensed Compound and Licensed Products containing such Licensed Compound in the Field (such agreement, the “ROFN License Agreement”).

4.8.3If (a) Sanofi does not, in response to a ROFN Notice for a Licensed Compound, request a Data Package for such Licensed Compound, or (b) Acer and Sanofi cannot agree on the terms of a term sheet or on the terms of the ROFN License Agreement during the applicable Negotiation Period, in each case with respect to such Licensed Compound for the considered Indication(s), then, in either case ((a) or (b)), Acer shall be free to enter into an agreement with a Third Party to sublicense rights with respect to such Licensed Compound (and any Licensed Product containing such Licensed Compound) for the same Indication(s) and in anywhere in the Territory outside of North America (such agreement, a “Licensed Compound Sublicense”) and Acer shall have no further obligations under Section

4.8.4with respect to such Licensed Compound or any Licensed Product containing such Licensed Compound; provided that (x) during the nine (9) months following the ROFN End Date, Acer shall not enter into a Licensed Compound Sublicense on terms and conditions that, taken as a whole, are More Favorable to the applicable Third Party than the terms and conditions last proposed by Sanofi to Licensee during the Negotiation Period, if applicable and (y) Licensee or its Affiliate, as applicable, shall provide to Sanofi a prior notice before entering into any Licensed Compound Sublicense for such Licensed Compound after the nine (9) month-period following the ROFN End Date.

4.8.5If Acer and Sanofi enter into any ROFN License Agreement pursuant to Section 4.8.3, then in the event of any conflict between the terms of this Section 4.8 and the terms of any such ROFN License Agreement, the terms of such ROFN License Agreement shall prevail.

4.8.6During the Term, without the prior written consent of Sanofi, Acer shall not (and shall cause its Sublicensees and its and their respective Affiliates not) to take any action that would prevent Licensee from complying with Section 4.8.

4.9Opt-In – North America.

4.9.1In addition to the rights set forth in Section 4.8, and subject to and in accordance with the terms of this Section 4.9, Sanofi shall have the right to obtain from Acer the right and license for Sanofi or its Affiliates to Exploit on an Indication-by-Indication basis the Licensed Compounds (including Licensed Products containing such Licensed Compounds) in the Field anywhere in North America (with respect to each Licensed Compound for each Indication, such right is the “NA Opt-In” for such Licensed Products). With respect to each Licensed Compound, Acer shall notify Sanofi, on an Indication-by-Indication basis, in writing at any time during the Term of its intention to offer rights to Exploit Licensed Compounds in North America (such notice with respect to a Licensed Compound, the “NA Opt-In Notice” for such Licensed Compound). Following receipt of an NA Opt-in Notice, Sanofi will have thirty (30) calendar days to confirm in writing to Acer that it wishes to receive a Data Package with respect to the Licensed Compound that is the subject of the NA Opt-In Notice. Within thirty (30) calendar days from receipt of such request, Acer shall provide Sanofi a Data Package with respect to such Licensed Compound subject to the NA Opt-In Notice.

4.9.2At any time following receipt of the relevant NA Opt-In Notice and on or prior to the ninetieth (90th) day following Sanofi’s receipt of a Data Package for a Licensed Compound, or such later date as may be mutually agreed by the Parties (such period with respect to a Licensed Compound, the “NA Opt-In Period” for such Licensed Compound), the Parties will use good faith efforts to negotiate and execute a definitive agreement under which Licensee would (subject to Section 4.10) grant Sanofi an exclusive (including with regard to Licensee), sub-licensable, royalty-bearing license and sublicense in North America under the Licensed Technology related to such Licensed Compound or Licensed Products containing such Licensed Compound to Exploit such Licensed Compound and Licensed Products containing such Licensed Compound in the Field (such agreement, the “NA Opt-In Agreement”).

4.9.3If (a) Sanofi does not, in response to a NA Opt-In Notice for a Licensed Compound, request a Data Package for such Licensed Compound, or (b) Acer and Sanofi cannot agree on the terms of a term sheet or on the terms of the NA Opt-In License Agreement during the applicable Negotiation Period, in each case with respect to such Licensed Compound for the considered Indication, then, in either case ((a) or (b)), Acer shall be free to enter into an agreement with a Third Party to sublicense rights with respect to such Licensed Compound (and any Licensed Product containing such Licensed Compound) for the same Indication and in all or part of North America (such agreement, a “North America Sublicense”) and Acer shall have no further obligations to Sanofi under this Section 4.9 with respect to such Licensed Compound or any Licensed Product containing such Licensed Compound; provided that (x) during the nine (9) months following the NA Opt-In End Date, Acer shall not enter into a North America Sublicense on terms and conditions that, taken as a whole, are More Favorable to the applicable Third Party than the terms and conditions last proposed by Sanofi to Licensee during the Negotiation Period, if applicable and (y) Licensee or its Affiliate, as applicable, shall provide to Sanofi a prior notice before entering into any North America Sublicense for such Licensed Compound after the nine (9) month-period following the NA Opt-In End Date.

4.9.4If Acer and Sanofi enter into any agreement arising from Sanofi’s rights pursuant to Section 4.9.2, then in the event of any conflict between the terms of this Section 4.9 and the terms of any such further agreement between the Parties concerning Exploitation of Licensed Products in North America, such further agreement shall prevail.

4.9.5During the Term, without the prior written consent of Sanofi, Acer shall not (and shall cause its Sublicensees and its and their respective Affiliates not) to take any action that would prevent Licensee from complying with Section 4.9.

4.10Co-Promotion by Acer. Should Sanofi exercise either its ROFN or its NA Opt-In rights, the Parties would negotiate in good faith to grant rights to Acer to co- promote the Licensed Products in one or more countries in the applicable territory through its own sales force if Acer can demonstrate its commercial capabilities in the applicable country(ies) to Sanofi’s satisfaction (not to be unreasonably withheld). Any potential co-promotion arrangement between the Parties would in any event provide that (a) all sales of Licensed Product promoted by Acer would be booked by Sanofi, and (b) the detailing activities to be performed by Acer in any country would not be more than [***] percent ([***]%) of all detail efforts to be performed in such country.

4.11Subcontracting. Subject to Sections 4.8 and 4.9, Acer may subcontract the Commercialization of the Licensed Products in the Field in the Territory; provided that (a) Acer shall oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion and shall remain responsible for the performance of such activities in accordance with this Agreement and the Commercialization Plan and (b) any agreement pursuant to which Acer engages a subcontractor must (i) be consistent in all material respects with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with confidentiality provisions that are at least as restrictive as those set forth in ARTICLE 9; (B) provide Sanofi with substantially the same rights with respect to any intellectual property arising from the performance of the subcontracted obligation as Sanofi would have under this Agreement if such intellectual property had arisen from the performance of such obligation by Acer; and (C) permit Sanofi rights of inspection, access and audit substantially similar to those provided to Sanofi under this Agreement.

Article 5
MANUFACTURE AND SUPPLY

5.1In General. Acer shall (a) be responsible for the Manufacture of each Licensed Product in sufficient quantities for the Exploitation of such Licensed Product in the Field in the Territory and (b) use Commercially Reasonable Efforts to assure an efficient and reliable supply of each Licensed Product conforming to the applicable specifications with respect thereto as necessary to Exploit and maintain Regulatory Approvals for such Licensed Product in the Field in the Territory, including developing commercially reasonable arrangements and strategies for back-up sources of supply of such Licensed Product that appropriately and reasonably minimize the risk of supply shortfalls and that take into account expected inventory levels and demand. In furtherance of the obligations set forth in the preceding sentence, Acer shall either itself Manufacture and supply, or enter into one or more definitive Manufacturing and supply agreements in its sole discretion either with Sanofi or appropriate Third Parties, to Manufacture and supply clinical and commercial supplies of each Licensed Product. Acer shall, and shall cause its Affiliates and any Third Party that Manufactures and supplies clinical or commercial supplies of any Licensed Product to comply with all Applicable Law with respect to the Manufacture of the Licensed Products.

5.2Manufacturing by Third Parties. Acer shall oversee the performance by its subcontractors of the subcontracted Manufacturing activities in a manner that would be reasonably expected to result in their timely and successful completion and shall remain responsible for the performance of such activities in accordance with this Agreement. Any agreement pursuant to which Acer engages a Manufacturing subcontractor must (i) be consistent in all material respects with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with confidentiality provisions that are at least as restrictive as those set forth in ARTICLE 9; (B) provide Sanofi with substantially the same rights with respect to any intellectual property arising from the performance of the subcontracted obligation as Sanofi would have under this Agreement if such intellectual property had arisen from the performance of such obligation by Acer; and (C) permit Sanofi rights of inspection, access and audit substantially similar to those provided to Sanofi under this Agreement.

5.3Subcontracting Manufacturing. If Acer seeks a Third Party manufacturer, Sanofi shall have the right to submit to Acer a first offer for manufacturing the clinical or commercial batches of the Licensed Compound for the duration of the License Agreement. The manufacturing offer from Sanofi shall set forth the terms and conditions upon which the manufacture of batches of the Licensed Compound is proposed to be made. Acer shall consider in good faith any such manufacturing offer from Sanofi and decide, at its sole discretion, to accept it or refuse it.

Article 6
PAYMENTS

6.1Upfront Payment. No later than ten (10) calendar days after the Effective Date, Acer shall pay Sanofi an upfront amount equal to $[***]. Such payment shall be nonrefundable and non-creditable against any other payments due hereunder. Payment shall be made in accordance with Section 6.5.

6.2Milestones.

6.2.1Development Milestones. Acer shall pay Sanofi each of the following non-refundable, non-creditable milestone payments within thirty (30) calendar days after the achievement of the corresponding Milestone Event with respect to each Licensed Product:

Milestone Event	Milestone Payment
First Positive Results of a Phase II Clinical Study of a Licensed Product in the Field for any Indication	$[***]
Acceptance of the first Drug Approval Application of a Licensed Product for any Indication	$[***]

6.2.2Regulatory Milestones. Acer shall pay Sanofi each of the following non-refundable, non-creditable milestone payments within thirty (30) calendar days after the achievement of the corresponding Milestone Event with respect to each of the different Indications of the same Licensed Product:

Milestone Event	Milestone Payment
Receipt of Regulatory Approval for a Licensed Product for the first Indication anywhere in the Territory	$[***]
Receipt of Regulatory Approval for a Licensed Product for the second Indication anywhere in the Territory	$[***]
Receipt of Regulatory Approval for a Licensed Product for the third Indication anywhere in the Territory	$[***]

6.2.3Commercial Milestones. Acer shall pay Sanofi each of the following non-refundable, non-creditable milestone payments within thirty (30) calendar days after the achievement of the corresponding Milestone Event:

Milestone Event	Milestone Payment
(i) Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $[***]	$[***]
(ii) Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $[***]	$[***]
(iii) Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $[***]	$[***]
(iv) Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $[***]	$[***]

6.2.4Determination that Milestone Events Have Occurred. Acer shall notify Sanofi within ten (10) calendar days of the achievement of each Milestone Event. In the event that, notwithstanding the fact that Acer has not provided Sanofi such a notice, Sanofi believes that any such Milestone Event has been achieved, it shall so notify Acer in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. For clarity, (a) any achievement of a Milestone Event for a Licensed Product shall be deemed an achievement of any prior Milestone Event for the same Licensed Product, if the Milestone Payment corresponding to such prior Milestone Event has not been made for any reason and (b) the achievement of any Milestone Event by an Affiliate of Acer or Sublicensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Acer. Any dispute under this Section 6.2 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.6.

6.2.5Deferring Multiple Commercial Milestone Payments. If more than one commercial milestone payment is owed to Sanofi in a single calendar year under Section 6.2.3, and the payment of more than one such commercial milestone payment would materially adversely impact Acer’s ability to fulfil its obligations herein, Acer may, on written notice to Sanofi, elect to pay late payment interest in accordance with Section 6.5 on such commercial milestone payment from the date on which such commercial milestone payment is due until it is paid, provided that all such commercial milestone payments shall, in any event, be made in full no later than one (1) year from the date upon which such payment is originally due and payable. If Acer (a) fulfils its notice obligations in this Section 6.2.5 and (b) pays late payment interest in accordance with Section 6.5 on time and in full, then Sanofi will not exercise its right of termination for material breach (non-payment) in accordance with Section 12.2 with regard to any such deferred commercial milestone payment.

6.3Royalties.

6.3.1Royalty Rates. Subject to Section 6.3.2,

(i)Acer shall pay Sanofi a [***] percent ([***]%) royalty on the fraction of Net Sales of all Licensed Products in the Territory in each Calendar Year (or partial Calendar Year) in which Net Sales of the applicable Licensed Product are less than or equal to [***] Dollars ($[***]) during the applicable Royalty Term.

(ii)Acer shall pay Sanofi a [***] percent ([***]%) royalty on the fraction of Net Sales of all Licensed Products in the Territory in each Calendar Year (or partial Calendar Year) in which Net Sales of the applicable Licensed Product are more than [***] Dollars ($[***]) but less than [***] Dollars ($[***]) during the applicable Royalty Term.

(iii)Acer shall pay Sanofi an [***] percent ([***]%) royalty on the fraction of Net Sales of all Licensed Products in the Territory in each Calendar Year (or partial Calendar Year) in which Net Sales of the applicable Licensed Product are more than [***] Dollars ($[***]) during the applicable Royalty Term.

6.3.2Generic Entry Step-Down. If at any time in any particular country in the Territory (i) a Generic Product receives Regulatory Approval in such country and is introduced for commercial sale into such country, and (ii) the Net Sales of the relevant Licensed Product sold in such country in a given Calendar Quarter (after the first Calendar Quarter in which the Generic Product is sold in such Country) decrease by more than [***] percent ([***]%) but no more than [***] percent ([***]%) compared to the average Net Sales of the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is so1d then, the royalties that would otherwise have been payable on Net Sales of such Licensed Product in such country under Section 6.3.1 shall be reduced by [***] percent ([***]%) as from the first Calendar Quarter in which this Section 6.3.2 applies and thereafter for so long as the Net Sales of the relevant Licensed Product sold in a given Calendar Quarter are at least [***] percent ([***]%) but no more than [***] percent ([***]%) less than the average Net Sales of such Licensed Product sold in the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold. Further, if at any time, in any particular country in the Territory, (i) a Generic Product receives Regulatory Approval in such country and is introduced for commercial sale into such country and (ii) the Net Sales of the relevant Licensed Product sold in such country in a given Calendar Quarter (after the first Calendar Quarter in which the Generic Product is sold in such country) decrease by more than [***] ([***]%) compared to the average Net Sales of the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product in sold then (and without prejudice to Sanofi’s right to terminate this Agreement with respect to such country in accordance with Section 12.2), the royalties that would otherwise have been payable on Net Sales of such Licensed Product in such country under Section 6.3.1 shall be reduced by [***] percent ([***]%) as from the first Calendar Quarter in which this Section 6.3.2 applies and thereafter for so long as the Net Sales of the relevant Licensed Product sold in a given Calendar Quarter are more than [***] ([***]%) less than the average Net Sales of such Licensed Product sold in the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold. The calculation of the royalty reduction under this Section 6.3.2 shall be conducted on a Licensed Product-by-Licensed Product, and on a country-by-country, basis.

6.3.3Payment Dates and Reports. Royalty payments shall be made by Acer within forty-five (45) calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Acer shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Products by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the applicable royalty rates for the Licensed Products; (d) the exchange rates used in calculating any of the foregoing; and (e) a calculation of the amount of royalty due to Sanofi.

6.4Mode of Payment; Currency Conversion.

(i)All payments to Sanofi under this Agreement shall be made by deposit of U.S Dollars in the requisite amount to such bank account as Sanofi may from time to time designate by notice to Acer.

(ii)If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using (A) such conversion shall be made by Acer in accordance with its internal methodology (consistent with GAAP), or (B) the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

(iii)Taxes.The milestones and other amounts payable by Acer to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law.  Sanofi alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Acer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Acer shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Acer or the appropriate governmental authority (with the assistance of Acer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Acer of its obligation to withhold tax, and Acer shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Acer has received evidence, in a form reasonably satisfactory to Acer, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Acer withholds any amount, it shall pay to Sanofi the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within ten (10) calendar days following such payment. Acer shall be responsible for any sales or other similar tax that Sanofi may be required to collect with respect to the Payments.

6.5Interest on Late Payments. If any Payment due to Sanofi under this Agreement is not paid in when due, then Acer shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of 300 basis points above LIBOR (or if LIBOR is no longer in effect, by such rate utilized by the United States Federal Reserve Bank), such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.6Financial Records. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate books and records pertaining to the sale, delivery and use of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, retain such books and records, until the later of three (3) years after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.7Audit. At the request of Sanofi, Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, permit an independent certified public accountant retained by Sanofi, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.6. Such audits may not (a) be conducted for any Calendar Quarter more than three years after the end of such Calendar Quarter, (b) be conducted more than once in any 12-month period (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or Acer restates or revises such books and records for such 12-month period) or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals a variance of more than 5% from the reported amounts, in which case Acer shall bear the reasonable cost of the audit. Unless disputed pursuant to Section 6.8, if such audit concludes that additional payments were owed or that excess payments were made during such period, Acer shall pay the additional amounts, with interest from the date originally due as provided in Section 6.5, or Sanofi shall reimburse such excess payments, in either case, within thirty (30) calendar days after the date on which such audit is completed and the conclusions thereof are notified to the Parties.

6.8Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.7, Sanofi and Acer shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) calendar days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final. The Parties shall share equally the costs of such arbitration. Not later than thirty (30) calendar days after such decision and in accordance with such decision, Acer shall pay any additional royalties, with interest from the date originally due as provided in Section 6.5 or Sanofi shall reimburse such excess payments, as applicable.

6.9Confidentiality. Sanofi shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of ARTICLE 9 and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.7 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence.

Article 7
INTELLECTUAL PROPERTY

7.1Ownership of Arising Information and Inventions.

7.1.1Ownership of Arising Information and Inventions. Acer shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Acer, its Sublicensees or its Affiliates under or in performance of the exercise of the licenses granted to Acer pursuant to Section 2.1, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

7.1.2Ownership of the Sanofi Corporate Names. As between the Parties, Sanofi shall retain all right, title and interest in and to the Sanofi Corporate Names.

7.2Third Party Agreements. If Acer executes any license or other agreement with any Third Party to facilitate the Exploitation of the Licensed Product in the Field in the Territory, Acer shall be responsible for all license fees, milestones, royalties or other payments due to such Third Party under such agreement.

7.3Product Trademarks.

7.3.1Maintenance and Prosecution of Product Trademarks. Acer shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by Acer. No Product Trademarks shall use or be confusingly similar to any Sanofi Corporate Names.

7.3.2Enforcement of Product Trademarks. Acer shall have the right and responsibility for taking such action as Acer, deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third

Party in the Territory. Acer shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.3.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.3.3Third Party Claims. Acer shall have the right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Acer shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.3.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

Article 8
PHARMACOVIGILANCE AND SAFETY

8.1Global Safety Database. Acer shall set up, hold, and maintain (at Acer’s sole cost and expense) the global safety database for the Licensed Products in the Territory in compliance with Applicable Law.

8.2Safety Data Exchange Agreement. If Sanofi opts in under either Section 4.9 or 4.9, the Parties will execute a safety data exchange agreement if required under Applicable Laws.

Article 9
CONFIDENTIALITY AND NON-DISCLOSURE

9.1Confidentiality Obligations. Each Party shall, and shall cause its Affiliates and, in the case of Acer as the Receiving Party, its Sublicensees, and for both Parties its and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products (including the Regulatory Documentation and Regulatory Approvals and any information or data contained therein), any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.1.1is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

9.1.2can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

9.1.3is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

9.2.2made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to obtain confidential treatment of such information;

9.2.3made by the Receiving Party as necessary to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement; provided that reasonable measures shall be taken to obtain confidential treatment of such information; or

9.2.4made by the Receiving Party to actual or prospective acquirers, merger candidates, or, with respect to Sanofi as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations that are substantially similar to the Receiving Party’s obligations hereunder, and (b) each such Third Party to whom information is disclosed shall (i) be subject to reasonable obligations of confidentiality, (ii) be informed of the confidential nature of the Confidential Information so disclosed, and (iii) agree to hold such Confidential Information subject to the terms thereof.

9.3Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not to be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this ARTICLE 9) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this ARTICLE 9.

9.4Press Releases. Neither Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, except (a) for communications required by Applicable Law as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication at least seven (7) Business Days in advance thereof, to the extent legally permitted, and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly or (c) as otherwise set forth in this Agreement.

9.5Publications. Each Party recognizes that the publication of papers regarding results of and other Information and Inventions regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect each Party’s Confidential Information. Accordingly, each Party shall have the right to review and approve  any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies or includes other Information and Inventions generated under this Agreement or that includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least forty-five (45) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing or presenting Party within twenty-one (21) days after the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than twenty-one (21) days after the date of delivery to the other Party. Failure to respond within such twenty-one (21) days shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s written request to (a) delete references to such other Party’s Confidential Information in any such paper or presentation or (b) withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use commercially reasonable efforts to cause its subcontractors and/or collaborators participating in Clinical Studies for the Licensed Products with which it contracts to agree to terms substantially similar to those set forth in this Section 9.5, which efforts shall satisfy such Party’s obligations under this Section 9.5 with respect to such investigators and institutions.

9.6Destruction of Confidential Information. Within ninety (90) days after the termination of this Agreement at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.7Term of Confidentiality. The provisions of this ARTICLE 9 shall remain in force for five (5) years from the early termination of this Agreement.

Article 10
REPRESENTATIONS AND WARRANTIES

10.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been  duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2Representations, Warranties and Covenants of Acer. Neither Acer nor any of its Affiliates has been debarred or is subject to debarment and neither Acer nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Acer shall inform Sanofi in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Acer’s knowledge, is threatened, relating to the debarment or conviction of Acer or any Person performing activities hereunder.

10.3DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 SANOFI MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 11
INDEMNITY

11.1Indemnification of Sanofi. Acer shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Acer of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Acer Indemnitee or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Acer, its Sublicensees or any of its or their respective

Affiliates; provided that, with respect to any Third Party Claim for which Acer has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 and Sanofi has an obligation to  any Acer Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Acer Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2Indemnification of Acer. Sanofi shall indemnify Acer, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Acer Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Sanofi of this Agreement or (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Acer Indemnitee pursuant to this Section 11.2and Acer has an obligation to any Sanofi Indemnitee pursuant to Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Acer Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Acer Indemnitee shall be made solely by Sanofi or Acer, as applicable (each of Sanofi or Acer in such capacity, the “Indemnified Party”).  The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4Control of Defense.

11.4.1Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Acer Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Acer Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Acer Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Acer Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that  the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Acer Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2Right to Participate in Defense.  Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Acer Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Acer Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Acer Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Acer Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Acer Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Acer Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Sanofi Indemnitee or Acer Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access  during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Acer Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Acer Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Acer Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Acer Indemnitee, as applicable.

11.5Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR IN THE CASE OF ACER, ITS SUBCONTRACTORS OR DISTRIBUTORS), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 OR SECTION 11.2, OR WITH RESPECT TO A BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS UNDER THIS AGREEMENT, OR (b) THE USE OF OR REFERENCE TO THE LICENSED KNOW-HOW.

11.6Insurance. Acer shall, and shall cause its Sublicensees and its and their respective Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

Article 12
TERM AND TERMINATION

12.1.1Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this ARTICLE 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Thereafter Acer shall have a fully paid-up non-exclusive license under the Licensed Know-How to Exploit the Licensed Compounds and the Licensed Products in the Field in the applicable country, as to (a) above, and as to the Territory upon (b) above.

12.2Termination of this Agreement for Material Breach. In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in part or its entirety upon sixty (60) calendar days’ prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a ten (10) calendar day cure period. Any failure by Acer to use Commercially Reasonable Efforts in one or more of the Major Markets to Develop or Commercialize a Licensed Product (which would include failing to conduct Clinical Studies with respect to any Licensed Compound or Licensed Product or failing to seek to obtain Regulatory Approval for any Licensed Product in the Territory) for a consecutive 6-month period shall be considered a material breach by Acer under this Section 12.2.

12.3Termination Upon Insolvency. Sanofi may terminate this Agreement if, at any time, Acer (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within sixty (60) days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or © makes an assignment for the benefit of its creditors.

12.4Termination in Acer’s Discretion. Acer may in its sole discretion terminate this Agreement at any time upon ninety (90) days’ prior written notice to Sanofi. Any such termination shall not affect any accrued but unpaid payments owed to Sanofi hereunder.

12.5Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Acer or Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the  U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

12.6Consequences of Termination. In the event of a termination of this Agreement in its entirety (which, for clarity, shall not include expiration of the Term pursuant to Section 12.1):

12.6.1all rights and licenses granted by Sanofi hereunder shall immediately terminate;

12.6.2Acer hereby grants Sanofi and its Affiliates, effective as of the date of termination, an exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses (through multiple tiers), under Acer’s Information and Inventions (and Patents filed thereon), to Exploit Licensed Products in the Field and following termination the provisions of ARTICLE 6 that apply to Licensed Products shall survive with Sanofi having, with respect to such Licensed Products, the rights and obligations that Acer has with respect to the Licensed Products;

12.6.3to the extent requested in writing by Sanofi, Acer shall promptly:

(i)where permitted by Applicable Law, assign to Sanofi all of its right, title and interest in and to, and transfer possession to Sanofi of, all Regulatory Documentation (including, for clarity, Regulatory Approvals) then in its name applicable to any Licensed Product in the Territory;

(ii)notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (a) above;

(iii)and hereby does effective as of the effective date of termination, grant Sanofi a royalty-free license and right of reference, with the right to grant sublicenses and further rights of reference (through multiple tiers), under all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Acer then in its name that are not assigned to Sanofi pursuant to clause (a) above that are necessary or useful for Sanofi or any of its Affiliates to Exploit any Licensed Compound or Licensed Product in the Field in the Territory and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement and Acer shall continue to maintain such Regulatory Documentation (including any Regulatory Approvals) unless and until Sanofi notifies Acer that such maintenance is no longer required;

(iv)unless expressly prohibited by any Regulatory Authority, transfer control to Sanofi of all Clinical Studies of each Licensed Product being conducted as of the effective date of termination and continue to conduct such Clinical Studies, at Sanofi’s reasonable cost and expense, for up to six months to enable such transfer to be completed without interruption of any such Clinical Study; provided that (i) Sanofi shall not have any obligation to continue any Clinical Study unless required by Applicable Law and (ii) with respect to each Clinical Study (A) for which such transfer is expressly prohibited by the applicable

Regulatory Authority or (B) that is required for Regulatory Approval that Sanofi does not request that Acer transfer control of such Clinical Study to Sanofi, if any, Acer shall continue to conduct such Clinical Study to completion, at Sanofi’s reasonable cost and expense;

(v)assign (or cause its Affiliates to assign) to Sanofi all Licensed Product Agreements unless, with respect to any such contract expressly prohibits such assignment, in which case Acer shall cooperate with Sanofi in all reasonable respects to secure the consent of the applicable Third Party to such assignment and if any such consent cannot be obtained with respect to any such agreement, Acer shall obtain for Sanofi substantially all of the practical benefit and burden under such agreement, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Sanofi and Acer and (ii) subject to the consent and control of Sanofi, enforcing, at Sanofi’s cost and expense and for the account of Sanofi, any and all rights of Acer against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;

(vi)provide Sanofi with copies of all reports and data generated or obtained by Acer or any of its Affiliates that relate to any Licensed Product that have not previously been provided to Sanofi;

(vii)assign to Sanofi all right, title, and interest of Acer in each Product Trademark; and

(viii)supply to Sanofi such quantities of the Licensed Compound and Licensed Products as Sanofi indicates in written forecasts and orders therefor from time to time until the later of (i) such time as Sanofi has established an alternate, validated source of supply for the Licensed Compound and Licensed Products, and Sanofi is receiving supply from such alternative source and (ii) the second anniversary of the effective date of termination of this Agreement. The cost to Sanofi for such supply shall be at Acer’s actual, fully-loaded cost to Manufacture such Licensed Compound and Licensed Products.

12.6.4Without limiting Sanofi’s rights under other provisions of this ARTICLE 12, in the event of any termination pursuant to this ARTICLE 12, Acer shall, at the request and expense of Sanofi, provide Sanofi with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development, Manufacture and Commercialization activities to Sanofi or its designee so as to minimize any disruption of such activities. Further, upon Sanofi’s request, Acer shall provide such technical assistance, at no cost to Sanofi (except for reimbursement of Acer’s direct out of pocket costs therefor), as may reasonably be requested to transfer all Manufacturing technology that is or had been used by or on behalf of Acer and its Affiliates in connection with the Manufacture of any Licensed Compound or Licensed Product.

12.7Accrued Rights; Surviving Obligations.

12.7.1Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a

Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.7.2Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason, Section 6.7 (Audit), 6.8 (Audit Dispute) and 6.9 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 12.6 (Consequences of Termination); this Section 12.7 (Accrued Rights; Surviving Obligations); ARTICLE 1 (Definitions) to the extent necessary to give effect to surviving provisions; ARTICLE 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration payments and also with regard to any post-termination or post-expiration payments; ARTICLE 9 (Confidentiality and Non- Disclosure) for the period prescribed in Section 9.7 (Term of Confidentiality); ARTICLE 11 (Indemnification), provided that Section 11.6 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and ARTICLE 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

Article 13
MISCELLANEOUS

13.1Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within 15 days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than ninety (90) days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2.

13.2Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Acer’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.4Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Sanofi may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of the Licensed Know-How or to its successor entity or acquirer in the event of a merger, consolidation or change in control of Sanofi and (b) Acer may, without such consent, but after having provided Sanofi with a fifteen (15) day written prior notice, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control; provided, further, that in either case ((a) or (b)), the assignee or transferee shall, to the extent not occurring by operation of law in a Change of Control, assume all obligations of its assignor or transferor under this Agreement and such assignor or transferor shall remain responsible to the other Party for the performance by such assignee or transferee of the rights and obligations of the assigning Party hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Sanofi or Acer, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

13.5Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.6Dispute Resolution. If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such 10-Business Day period, either Party shall be free to institute litigation in accordance with Section 13.7 and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 13.7 immediately if litigation is necessary to prevent irreparable harm to that Party.

13.7Governing Law, Jurisdiction, Venue and Service.

13.7.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.7.2Jurisdiction.  Subject to Section 13.7 and Section 13.12, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.7.3Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.7.4Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.8.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.8Notices

13.8.1Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. Telephone numbers are provided below strictly to facilitate delivery by courier service. This Section 13.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.8.2Address for Notice.

If to Acer, to:

Acer Therapeutics Inc.

One Gateway Center, Suite 351

300 Washington Street

Newton, MA 02458

Attention: [***]

Email: [***]

with a copy to (which shall not  constitute notice):

One Gateway Center, Suite 351

300 Washington Street

Newton, MA 02458

Attention: [***]

email: [***]

If to Sanofi, to:

SIP

c/o Sanofi

54 rue La Boétie 75008

Paris, France

Attention:[***]

[***]

Telephone: [***]

13.9Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. With regard to that certain Confidentiality Agreement between Sanofi and Acer dated May 2, 2018, all disclosures of Confidential Information between the Parties under that agreement regarding Licensed Compounds and Licensed Products shall, as of the Effective Date of this Agreement, be governed by this Agreement, including all disclosures made under that Confidentiality Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.11Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 9 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 9, the non-breaching Party shall be authorized and entitled to seek to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Nothing in this Section 13.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.12Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.13No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their respective Affiliates and successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.14Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Acer, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Acer, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or by other electronic means and such signatures shall be deemed to bind each Party as if they were original signatures.

13.17References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

13.18Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

13.19Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of the relevant Party); provided that such Party will be responsible for its Affiliates’ performance hereunder.

[SIGNATURE PAGE FOLLOWS.]

EXECUTION VERSION

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Sanofi	Acer Therapeutics Inc.

By:/s/ Alban De La Sabliere	By:
Name:Alban De La Sabliere	Name: Chris Schelling
Title:Global Head	Title: CEO & Founder
Business Development & Licensing

EXECUTION VERSION

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Sanofi	Acer Therapeutics Inc.

By:	By:/s/ Chris Schelling
Name:Alban De La Sabliere	Name: Chris Schelling
Title: Global Head	Title: CEO & Founder
Business Development & Licensing

Schedules

Schedule 1.49	Licensed Know-How
Schedule 1. 90	Sanofi Corporate Names
Schedule 3.1.2	Development Plan

Schedule 1.49 Licensed Know-How

[***]

Schedule 1.90 Sanofi Corporate Names

Ablynx

Aventis

Aventis Pharma

Bioverativ

Chattem

Genzyme

Hoechst

Sanofi

Sanofi-Aventis

Sanofi Pasteur

Sanofi Winthrop

Schedule 3.1.2 Development Plan

[***]